                                                                    Exhibit 4.4



                    AGREEMENT AS TO EXPENSES AND LIABILITIES


         AGREEMENT, dated as of April 30, 1998, between Metropolitan Financial Corp., an Ohio corporation (the "Corporation") having its principal office at 6001 Landerhaven Drive, Mayfield Heights, Ohio 44124, and Metropolitan Capital Trust I, a Delaware business trust (the "Trust").

         WHEREAS, the Trust intends to issue its Common Securities (the "Common Securities") to and receive debentures from the Corporation and to issue and sell 8.60% Trust Preferred Securities, (the "Preferred Securities") with such powers, preferences and special rights and restrictions are set forth in the Amended and Restated Trust Agreement of the Trust, dated as of April 30, 1998, as the same may be amended from time to time (the "Trust Agreement");

         WHEREAS, the Corporation will directly or indirectly own all of the Common Securities of the Trust and will issue the debentures;

         NOW, THEREFORE, in consideration of the purchase by each holder of the Preferred Securities, which purchase the Corporation hereby agrees shall benefit the Corporation and which purchase the Corporation acknowledges will be made in reliance upon the execution and delivery of this Agreement, the Corporation and Trust hereby agree as follows:

                                    ARTICLE I

Section 1.1.      Guarantee by the Corporation.

         Subject to the terms and conditions hereof, the Corporation hereby irrevocably and unconditionally guarantees to each person or entity to whom the Trust is now or hereafter becomes indebted or liable (the "Beneficiaries") the full payment, when and as due, of any and all Obligations (as hereinafter defined) to such Beneficiaries. As used herein, "Obligations" means any costs, expenses or liabilities of the Trust, other than obligations of the Trust to pay to holders of any Preferred Securities or other similar interests in the Trust the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be. This Agreement is intended to be for the benefit of, and to be enforceable by, all such Beneficiaries, whether or not such Beneficiaries have received notice hereof.

Section 1.2.      Term of Agreement.

         This Agreement shall terminate and be of no further force and effect upon the later of (a) the date on which full payment has been made of all amounts payable to all holders of all the Preferred Securities or other similar interests in the Trust (whether upon redemption, liquidation, exchange or otherwise) and (b) the date on which there are no Beneficiaries remaining; provided, however, that this Agreement shall continue to be effective or shall be reinstated, as the case may be, if at any time any holder of Preferred Securities or similar interests in the Trust or any Beneficiary must restore payment of any sums paid under the Preferred Securities or similar interests in the Trust, under any Obligation, under the Guarantee Agreement dated the date hereof by the Corporation and Wilmington Trust Company, as guarantee trustee, or under the Agreement for any reason whatsoever. This Agreement is continuing, irrevocable, unconditional and absolute.

Section 1.3.      Waiver of Notice.

         The Corporation hereby waives notice of acceptance of this Agreement and of any Obligation to which it applies or may apply, and the Corporation hereby waives presentment, demand for payment, protest, notice of nonpayment, notice of dishonor, notice of redemption and all other notices and demands.

Section 1.4.      No Impairment.

         The obligations, covenants, agreements and duties of the Corporation under this Agreement shall in no way be affected or impaired by reason of the happening from time to time of any of the following:

         (a) the extension of time for the payment by the Trust of all or any portion of the Obligations or for the performance of any other obligation under, arising out of, or in connection with, the Obligations;

         (b) any failure, omission, delay or lack of diligence on the part of the Beneficiaries to enforce, assert or exercise any right, privilege, power or remedy conferred on the Beneficiaries with respect to the Obligations or any action on the part of the Trust granting indulgence or extension of any kind; or

         (c) the voluntary or involuntary liquidation, dissolution, sale of any collateral, receivership, insolvency, bankruptcy, assignment for the benefit of creditors, reorganization, arrangement, composition or readjustment of debt of, or other similar proceedings affecting, the Trust or any of the assets of the Trust.

There shall be no obligation of the Beneficiaries to give notice to, or obtain the consent of, the Corporation with respect to the happening of any of, the foregoing.

Section 1.5.      Enforcement.
                                       2

         A Beneficiary may enforce this Agreement directly against the Corporation and the Corporation waives any right or remedy to require that any action be brought against the Trust or any other person or entity before proceeding against the Corporation.

Section 1.6.      Subrogation.

         The Corporation shall be subrogated to all (if any) rights of the Trust in respect of any amounts paid to the Beneficiaries by the Corporation under this Agreement; provided, however, that the Corporation shall not (except to the extent required by mandatory provisions of law) be entitled to enforce or exercise any rights which it may acquire by way of subrogation of any indemnity, reimbursement of other agreement, in all cases as a result of payment under this Agreement, if, at the time of any such payment, any amounts are due and unpaid under this Agreement.

                                   ARTICLE II

Section 2.1.      Binding Effect.

         All guarantees and agreements contained in this Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Corporation and shall inure to the benefit of the Beneficiaries.

Section 2.2       Amendment.

         So long as there remains any Beneficiary or any Preferred Securities are outstanding, this Agreement shall not be modified or amended in any manner adverse to such Beneficiary or to the holders of the Preferred Securities.

Section 2.3       Notices.

         Any notice, request or other communication required or permitted to be given hereunder shall be given in writing by delivering the same against receipt therefor by facsimile transmission (confirmed by mail) or by registered or certified mail, addressed as follows (and if so given, shall be deemed given when mailed):

                           Metropolitan Capital Trust I
                           c/o Metropolitan Financial Corp.
                           6001 Landerhaven Drive
                           Mayfield Heights, Ohio 44124
                           Facsimile No.: (440) 646-0103
                           Attention: President

                           Metropolitan Financial Corp.
                           6001 Landerhaven Drive

                           Mayfield Heights, Ohio   44124
                           Facsimile No.: (440) 646-0103
                           Attention: President


Section 2.4.      Choice of Law.

         THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THEREOF.


         THE AGREEMENT is executed as of the day and year first above written.


                                        METROPOLITAN FINANCIAL CORP.



                                       By: /s/ David G. Lodge
                                           -----------------------------
                                           Name: David G. Lodge
                                           Title:   President

                                       METROPOLITAN CAPITAL TRUST I



                                       By: /s/ Judith Z. Adam
                                          ----------------------------------
                                          Name: Judith Z. Adam
                                          Title:   Administrative Trustee



                                        4